Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-213035) of our report dated March 1, 2016, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as it relates to the change in presentation of the debt issuance costs and the impact of the reverse stock split as to which the date is July 14, 2016, relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Overseas Shipholding Group, Inc.’s Current Report on Form 8-K dated July 14, 2016. We also consent to the reference to us under the heading “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
August 30, 2016